SCHEDULE 14A
 (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934
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☐           Preliminary Proxy Statement
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☐           Definitive Proxy Statement
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☐           Soliciting Material Under Rule 14a-12
CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO EDWARD W. POLLOCK
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Wintergreen Advisers, LLC posted the following Investor Presentation on www.enhancecto.com on April 7, 2017.

ADDITIONAL INFORMATION

The participants in the proxy solicitation are Wintergreen Fund, Inc., Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour, Evan H. Ho and Edward W. Pollock.

WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:

Morrow Sodali LLC
Toll Free: 800‐662‐5200
Banks and Brokerage Firms Call Collect: 203‐658‐9400

WINTERGREEN ADVISERS, LLC

Investor Presentation

Consolidated-Tomoka Land Company

April 5, 2017

WINTERGREEN ADVISERS

http://enhanceCTO.com

Table of Contents

Overview of Wintergreen Advisers

- Established in May 2005 as a registered Investment Adviser with the SEC
- Adviser to Wintergreen Fund (US Mutual Fund) and other pooled investment vehicles
- Wintergreen is Consolidated-Tomoka's ("CTO's") largest shareholder, with 27.2% of shares outstanding
- ***Wintergreen has been an investor in CTO for over 11 years***
- ***Wintergreen has never reduced its position in CTO***

Wintergreen's Prior Proposals and Ongoing Communication with CTO have Benefitted All Shareholders

- Wintergreen's Prior Proposals have included:
  - 2008 - Destaggering the Board
  - 2009 - Enactment of Majority Voting
  - 2009 - Separation of Chairman and CEO
  - 2009 - Annual Say on Pay Voting
- From 2008-2010, Wintergreen nominated directors, who were unaffiliated with Wintergreen, to replace a prior CEO who was being paid based on hypothetical earnings.
- Wintergreen is in no way affiliated with any of the current CTO board members, and believes that they have failed in their duty to shareholders.
- The current Board has lost sight of their primary role: Looking out for the interests of the true owners of the Company – the shareholders.

CTO's Current Directors have Failed Shareholders:

- **At the 2016 Annual Meeting, 55% of shareholders opposed the Company's "Say on Pay" proposal. This compensation plan included a massive proposed increase in compensation that would have consumed 37% of CTO's total operating profit.**

  Compensation Committee Members who proposed the failed 2016 plan:

  Chairman: John Allen

  Members: Chester Skinner, Thomas Warlow

- **For 2017, the Compensation Committee has submitted a plan that is less shareholder friendly – with 30% of bonus criteria related to land that was already under contract, and 20% with no metrics.** Also removed was shareholder outreach criteria, and any metrics that tie bonus to stock performance.

  Compensation Committee Member who proposed the 2017 plan:

  Chairman: Thomas Warlow

  Members: Laura Franklin, Chester Skinner, John Allen.

CTO's Current Directors have Failed Shareholders:

- **Audit Fees have increased from $218,107 in 2014 to over $450,000 in 2016, without explanation to shareholders.**

  Wintergreen finds this more than doubling of Auditor fees, without justification or explanation to shareholders, as extremely alarming for a company of this size.

  Audit Committee Members who approved these fee increases without appropriate disclosure:

  Chairman: Howard Serkin

  Members: Laura Franklin, William Olivari, Chester Skinner.

CTO's Current Directors have Failed Shareholders:

A Change at the Board is needed to prevent a compromised compensation committee from granting additional stock to management.

Based on CTO's documents, Wintergreen estimates that approximately 122,000 share are left to grant under the 2010 plan.

- Using the share price from 4/3:

  $53.12 Market Price X 122,000 shares = $6,480,640

- Using FBR's* estimate of NAV of $87:

  $87.00 FBR Estimate x 122,000 shares = $10,614,000

- Average of Market and FBR NAV = $8,547,320

**FBR initiated coverage of CTO in 2016, and is the only firm that currently covers the Company. FBR has estimated an NAV of $87, and has a price target of $80.*

CTO's Current Directors have Failed Shareholders:

- Income before Income Tax 2016: $28,031,268 (CTO 10K PAGE F-5)

At Market:	$6,480,640	23%
At FBR Estimate of NAV:	$10,614,000	39%
Average:	$8,547,320	31%

- RANGE OF PRE TAX INCOME POTENTIALLY ALLOCATED TO MANAGEMENT:
23% to 39%

POOR SHAREHOLDERS ARE LEFT CRUMBS

Management only achieved 70% of bonus criteria in 2016, and will essentially have an easier hurdle in 2017

What is Wrong With CTO?
Frustrating Shareholder Rights

We believe CTO management has resorted to lies, distortions and misdirection to avoid discussing what is really happening at the Company:

1. **Let's not forget that CTO sought to avoid ever having this conversation about the future of CTO.**

   It took a lawsuit by Wintergreen to enforce our rights as shareholders and allow our nominees to be voted on.

What is Wrong With CTO?
Mr. Albright's Stock Sales

2. **John Albright has been an ongoing seller of CTO stock.** Over the past two years, John Albright has sold over 58,000 shares of CTO stock, worth more than $3.1 million dollars. When Mr. Albright was hired in 2011, he reported ownership of 33,849 shares. Since that time, he has been granted stock and options equal to 259,651 shares (worth an estimated $13.3m at 3/23/17). Overall, since his hiring, he has sold over 84,500 shares of CTO stock. Another 115,718 shares is restricted or unvested, and unable to be sold, which we estimate leaves Mr. Albright with true ownership of less than 28,000 shares of stock, worth less than $1.5 million. John Albright's conduct suggests that he sees the Company's stock as his own personal piggy bank – he sells shares as quickly as they vest. On a quarterly earnings call when he was asked about his frequent selling of shares, Mr. Albright acknowledged that Institutional Shareholder Services ("ISS") frowned on CEOs leveraging their company stock and so he was eliminating the leverage to try to gain a favorable review from ISS. However, there are many ways to satisfy this goal without such aggressive and prolonged sales. In contrast, Wintergreen has never reduced its position in CTO. Judge for yourself whose interests are truly aligned with shareholders.

What is Wrong With CTO?
Shareholder Unfriendly

3. **<u>We believe CTO has been structured as a compensation scheme for management – at the expense of shareholders.</u>** After shareholders rejected the Company's "say on pay" vote in 2016 by a 55% vote against the say on pay, CTO had the gall to make its compensation plan even less shareholder friendly in our eyes. With an estimated 122,000 shares remaining to be issued under the 2010 plan worth over $6.3 million, it is critical that Wintergreen's nominees be elected to help prevent this transfer of shareholder wealth to management.

   After the rejection of the Say on Pay vote at the 2016 Annual Meeting, CTO's Compensation Committee, comprised of members John Allen, Laura Franklin, Howard Serkin, and chairman Thomas Warlow, are proposing shareholders vote on a compensation plan that ***removes metrics that tie executive bonus awards increases in CTO's stock price and to shareholder outreach, with the potential for eliminating quarterly calls and investor days, etc.***

What is Wrong With CTO?
Disclosure Issues

4. **<u>We believe the Board is not adequately protecting the interests of the true owners of the Company – the shareholders.</u>** A lack of board oversight of management and ongoing wasteful use of shareholder funds are detrimental to all shareholders and we would seek to immediately rein in management and reverse these value destroying moves:

   a. Wintergreen questions the motive behind the recent purchase of the LPGA Golf Course. The golf course purchase was described by Daytona Beach City Commissioner Rob Gilliland in the Daytona Beach News Journal as a "Golden Goose" for the city. Albright has described the golf course as a "large loser" that has cost the company over $3.6 million in golf operations since 2011. How is it in shareholder interests to commit millions of dollars in cash and land, plus additional amounts to upgrade the courses, to purchase the course? The city estimated $15m in losses over 10 years in the event the course reverted to city ownership. This transaction clearly benefits the city of Daytona, but how, or if, it benefits shareholders of CTO has never been disclosed. We believe it has not been accretive to shareholder value.

What is Wrong With CTO?
Misleading statements

- CTO presented the value of the contributed land for the golf course transaction as $95,000 to CTO shareholders, when Mark Patten told the City Commissioners that the land was worth a minimum of $350,000, and as much as $600,000 to $900,000 if it was developed vertically.
- CTO's presentation to shareholders relied heavily on a potential rise in golf memberships as justification for this deal. However, Commissioner Gilliland stated that "he has been heavily involved with the business out there to try to figure it out and they are recruiting younger members at much discounted rates. The revenue that is growing from that is very little."* If CTO isn't generating additional revenue from the memberships, how can shareholders benefit from this transaction? This seems like the perfect example of taking a bad situation and making it worse.

** January 18, 2017, Daytona City Council Minutes, page 14*

What is Wrong With CTO?
Disorganized 1031 Portfolio

b. We believe the Company's scattershot approach to building a portfolio of investment properties is a failed strategy. Recent acquisitions of properties anchored by struggling chains such as Staples and Outback, many of which are at capitalization rates below stated guidance, suggest a lack of discipline by management, perhaps as they attempt to hit bonus metrics at the expense of shareholders.

c. In the Company's 2016 Annual Report, it was disclosed that the Company intends to spend over $800,000 to build out a new headquarters. At over $100 per square foot, we believe this project should be immediately halted, and all reasonable alternatives, including extending the existing lease, be investigated and considered.

What is Wrong With CTO?
Blind Pool/Speculative Trading

d. In the first quarter of 2015, the Company purchased approximately $5.1 million in investment securities, without disclosure of holdings. By the third quarter of 2015, this number had increased to $8.1 million, and was accompanied by increased trading activity. Notably, less than 9 months later, and only after Wintergreen highlighted its concerns that this activity was beyond the authority of management in letters to the Company, the Company liquidated these investments, at a loss to shareholders of approximately $576,000, plus costs, with no apparent penalty to management. If given the opportunity, we would immediately analyze whether there are any lingering debts or liabilities related to this failed trading portfolio and would take steps to ensure that the Company, a 100-year old land company, never again engages in this type of purely speculative securities trading.

e. We also find it alarming that over a three-year period, Grant Thornton's audit fees have more than doubled without a clear explanation to shareholders as to why this has occurred. Under the oversight of the current audit committee, comprised of members Laura Franklin, William Olivari, Chester Skinner, and Chairperson Howard Serkin, audit fees have increased from $218,107 in 2014 to over $450,000 in 2016, an alarming increase for a company this size. Wintergreen believes that the engagement of a new audit firm that can undertake a thorough review of the Company's financial statements and disclosures would benefit all shareholders.

What is Wrong With CTO?
Hostility Towards Investors

5. **We believe the Company's attempts at initiating a shareholder outreach program can only be described as disastrous.** Management was hostile to shareholders at the December 2016 Investor Day and has terminated investor calls when questions get difficult. We also wonder why CTO has not made the full recording of the investor day available online. We believe the Company also failed to meaningfully communicate with shareholders regarding last year's sale process. Wintergreen intends to change the culture at CTO, so that this becomes a shareholder friendly and transparent company, which actually listens to the concerns of its shareholders.
6. **The Company's independent Board Nominees do not own material amounts of stock.** Based on public filings, these nominees own less than 20,000 shares of stock – we believe shareholders simply cannot trust them to act in the best interests of shareholders. John Albright has been an ongoing seller of stock and we believe he views the Company as his personal piggy bank. As holders of 27.2% of outstanding shares, Wintergreen's interests are directly aligned with all shareholders.

-THE CURRENT BOARD DOES NOT OWN ENOUGH STOCK TO ACT LIKE OWNERS

What is Wrong With CTO?
Shareholder Unfriendly Bylaws Change

Without seeking shareholder approval, and with the only disclosure of the change buried on page 53 of the Company's 2016 2nd Quarter Report, CTO added shareholder unfriendly bylaws changes.

- The changes require that any proceedings against the Company be undertaken in the local courts of Volusia County.

  "On April 27, 2016, the Board of Directors of the Company approved an addition to the Company's Amended and Restated Bylaws to provide for the courts of Volusia County, Florida to be the exclusive forum for (a) any derivative action or proceeding brought on behalf of or in the name of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's shareholders, (c) any action asserting a claim arising pursuant to any provision of the Florida Business Corporation Act, the Company's articles of incorporation or these bylaws (in each case, as the same may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine. "

What is Wrong With CTO?
CTO's Actions Impaired the Strategic Review Process

At the 2016 CTO annual meeting of shareholders (the "Annual Meeting"), over 69% of the total votes cast at the meeting supported Wintergreen's proposal to hire an independent advisor to maximize shareholder value through the sale of CTO or the liquidation of its assets, including a majority of the shares voted excluding Wintergreen's position.

Although the Company hired Deutsche Bank to undertake this task, we believe the strategic review was an unmitigated disaster and destined to fail from the start. The blame for this failure, including the failure to learn anything from the process, falls squarely on the Company's Board and management.

The Company conducted their strategic review under the cloak of darkness and failed to meaningfully communicate to shareholders during and after the process. After the commencement of the sales process, CTO management initiated a flurry of sales that included 18 income properties, a failed attempt to sell subsurface mineral rights, multiple land sales and announced a mortgage financing, which we believe made it impossible for prospective buyers to understand the Company's assets.

What is Wrong With CTO?

CTO's Actions Impaired the Strategic Review Process (continued):

In addition, we believe the transactions were curiously timed to meet bonus goals. At the conclusion of the process the Company refused at first to disclose material details of the review, including what types of offers, if any, were received. Despite repeated shareholder requests for more information, management refused to provide information until 4 months after conclusion of the process, when investors at the first annual shareholder day demanded it in person.

Perhaps due to these transactions and what we believe is the Company's currently disorganized and unfocused 1031 portfolio and scattered real estate holdings, beyond the land bank it has been in the process of selling for years, the Company failed to attract bids at a meaningful premium to the stock price.

CTO's Fight Letter Contains Several Misleading and Inaccurate Statements

- **The Company's narrative of any sort of a liquidity issue at Wintergreen is simply false.**
  - As demonstrated in our registered fund's publicly-available financial statements, we have ample cash on hand and we are significantly larger than CTO.
  - Our objective is to enhance CTO's value in a tax efficient and thoughtful manner for the benefit of all shareholders.
  - If we were interested in selling Wintergreen's common stock of the Company, we would have followed up on the Company's repeated interest in repurchasing, at a mutually agreeable price, the stock held by Wintergreen. In December of 2016, and again in January of 2017, the Company repeated its interest in buying all or a portion of our stake in the Company.

- **In contrast, over the past two years John Albright has been a seller of 58,000 shares of stock.**

WINTERGREEN HAS NEVER REDUCED ITS POSITION IN CTO

CTO's Fight Letter Contains Several Misleading and Inaccurate Statements (continued)

Since January 2015, when CTO's Board's lack of attention allowed management to lose focus, CTO has horribly underperformed despite a great bull market in Daytona:

Actual Returns From 1/1/2015 to 2/28/2017:

- CTO: Total Return – 0.78% (negative)
- Russell 2000: RTY Index: 18.60%
- Russell 2000 Financial Services Index: 33.27%
- MSCI REIT Index: 15.14% (Even their questionably chosen Index has vastly outperformed)

CTO's narrative of great performance is a ruse. What CTO has accomplished is excessively compensated management, diluted shareholders, and the pursuit of a poor business strategy.

Shareholders deserve better!

Management's Primary Goal is to Maximize Compensation at Any Cost

- **Albright is selling shares to receive a favorable recommendation from ISS on CTO's Say on Pay proposal:**

John Albrights own words:

"So, as you know, the company lost the say on pay and ISS frowns upon directors and management having margin loans. ....basically, I had a margin loan to own that larger concentration of ownership. But ISS basically frowns upon that... And so, basically the Board has decided that management and Board members will not have a margin loans by the next annual meeting. And so, I've entered into a program to basically sell shares to pay off that margin loan."

-Q3 2016 Investor Call Transcript

Wintergreens Highly Qualified Candidates:

- Wintergreen is nominating 4 highly qualified candidates to enact change at CTO. Our candidates include principals of Wintergreen and consultants who are affiliated with Wintergreen.
- We are certain these candidates have shareholders interests as their primary objective.
- Wintergreens candidates include:
  - Elizabeth N. Cohernour
  - Evan H. Ho
  - Edward Pollock
  - David J. Winters

Director Nominees

- **Elizabeth N. Cohernour**

  Ms. Cohernour has over 30 years of legal experience and decades of experience investing in real estate companies. Ms. Cohernour is the Chief Operating Officer and a principal of Wintergreen Advisers, LLC. Prior to co-founding Wintergreen Advisers, LLC in 2005, she served as General Counsel and Senior Vice President at Franklin Mutual Advisers and Mutual Series Fund Inc., a group of global and equity value funds. Mrs. Cohernour has responsibility for non-investment operations of Wintergreen. Together with Mr. Winters, Ms. Cohernour has worked with issuers' boards of directors and management to unlock shareholder value. Ms. Cohernour has been integral to Wintergreen's investment in CTO for over ten years. Ms. Cohernour graduated with a BA from the College of St. Elizabeth and she holds a Juris Doctor degree from the University of Tulsa.

Director Nominees

- **Evan Ho**

  Prior to forming Value Investor Resources, Inc. in 2015, Mr. Ho worked at Wintergreen Advisers, LLC from 2006 to 2014 as a securities analyst. Mr. Ho began his career at a real estate consultancy and brokerage firm in Hong Kong, and a bank in Taiwan which was active in construction-related lending. Over the course of Mr. Ho's 20 years of experience in the securities and banking industry, including domestic and international roles at BNP Paribas and Bankers Trust, he has gained broad expertise in equity analysis and corporate credit analysis, as well as developed a network of real estate professionals throughout Asia. Mr. Ho. is proficient in Mandarin Chinese and well acquainted with the business practices and customs of Greater China. Such experience could enable Mr. Ho to aid the Company in enhancing its profile to Chinese investors and property developers. Mr. Ho graduated with a BA in Economics from Georgetown University and an MBA in Finance from the Wharton School of The University of Pennsylvania.

Director Nominees

- **Edward Pollock**

  Mr. Pollock has over 35 years' experience in real estate, and industrial and economic development. From 1984 up to his retirement in 2010, Mr. Pollock was the Central and South Florida Manager of Regional Development & Site Design for CSX Transportation, Inc. In his role in Regional Development, Mr. Pollock coordinated the identification and marketing of rail serviceable industrial sites. He worked with various developers on designing industrial parks that could offer rail service, identifying stand-alone, rail serviceable, industrial sites and then participated with other CSX departments for marketing of sites to various, and specific, prospective customers. Mr. Pollock worked closely with the Tampa Port Authority, Manatee County Port Authority, Florida Department of Transportation, various Short-Line Railroads, Enterprise Florida, various municipalities, and site consultants in attracting industry to Florida. After retiring from CSX Transportation in 2010, Mr. Pollock has been the principal manager of Pollock Consulting & Enterprises, Inc. Pollock Consulting & Enterprises, Inc. assists clients in identifying industrial sites, specializing in rail serviceable industrial sites and is presently working with several entities as an owner representative and consultant in developing their properties. Pollock Consulting & Enterprises is a Florida State approved consulting vendor.

Director Nominees

- **David J. Winters**

  David J. Winters is the Chief Executive Officer of Wintergreen Advisers, LLC. Mr. Winters has over 30 years of experience analyzing securities and is responsible for determining general investment advice to be given to clients. Mr. Winters has substantial experience investing in the securities of real estate companies, in which he has worked with issuers' boards of directors and management to unlock shareholder value. Such experience includes investments in Weyerhaeuser Company, Canary Wharf Group, Florida East Coast Industries, Inc., Pacific Forest Products and CTO. Mr. Winters has led Wintergreen's investment in CTO for over ten years. He is Portfolio Manager of Wintergreen Advisers, LLC's clients, including Wintergreen Fund, Inc., a no-load, Global Value Fund which launched in October 2005. Prior to co-founding Wintergreen Advisers, LLC in May 2005, he held various positions with Franklin Mutual Advisers where he led Mutual Series Fund Inc., a group of global and domestic equity value funds, including serving as the Portfolio Manager of Mutual Discovery from 2001 through 2005. Mr. Winters graduated with a BA from Cornell University and he holds the Chartered Financial Analyst (CFA) designation.

Decades of Real-Estate Experience

Mr. Winters and **Ms. Cohernour** have worked together for over 25 years and have substantial experience investing in the securities of real estate companies over their careers. In connection with these investments, Mr. Winters and Ms. Cohernour have often worked with issuers' boards of directors and management to unlock shareholder value. Wintergreen believes this experience would benefit the Company's board of directors and its shareholders:

- **Weyerhaeuser Company**:

  While Mr. Winters worked at Franklin Mutual Advisers, Inc. ("FMA"), FMA beneficially owned (through advisory clients) 7.1% of issuer's common stock. FMA initiated discussions with the issuer on alternatives for realizing the unrecognized value of the issuer. FMA intended to continue its dialogue with, and to take an active interest in, the issuer regarding, among other things, the issuer's strategic direction, corporate governance and management, and to communicate from time to time with the issuer's executive management and board of directors and with other holders of the Common Stock regarding such matters.

Decades of Real-Estate Experience

➤ **Florida East Coast Industries, Inc.:**

While Mr. Winters worked as FMA's lead analyst on Florida East Coast's vast array of developed and undeveloped real estate and railroad assets and Ms. Cohernour provided advice with respect to same, FMA beneficially owned (through advisory clients) 32.6% of the common stock, representing an investment of over $312 million, and were the issuer's largest shareholders. FMA sought to take an active interest in the management, business and affairs of the issuer, including regular communications with the issuer's board of directors and executive management regarding such matters.

➤ **Pacific Forest Products:**

Mr. Winters and Ms. Cohernour oversaw Mutual Discovery Fund's investment in the issuer. Mutual Discovery Fund owned, or exercised control or direction over, 18.7% of the outstanding shares of the issuer. On behalf of all shareholders of the issuer, Mr. Winters and Ms. Cohernour opposed an undervalued takeover offer for the Issuer, which resulted in an over 61% increase in the price offered for all shareholders.

Decades of Real-Estate Experience

Evan Ho's background in credit analysis will be helpful in evaluating proposed investment property purchases with respect to quality of tenants. Investment property occupants such as Outback, Carrabba's, Staples and Container Store, for example, should have come under much greater scrutiny.

Eddie Pollock has been involved with numerous acquistions, disposals, and development of real properties over many years. We believe Eddie's vast experience will help CTO make better investments and unlock value for all shareholders. Eddie has spent significant time touring and valuing the CTO land in Volusia County.

In addition, Eddie and Evan have worked together on preparing valuation models for CTO, which have then been discussed with Liz and David.

Wintergreen's Path Forward for CTO

Wintergreen intends to take a thoughtful, long-term, tax efficient approach to overseeing CTO's investments and operations. Our initial list of tasks will include:

1. **A review of assets, procedures, status of pending transactions, outside service providers and assess the management team.**
   - We believe that there are some competent and qualified employees at CTO.
   - Mr. Albright as Chief Executive, like all others, will have his performance reviewed. However, we have no present intention to remove Mr. Albright.
   - Review non-public information regarding assets and terms of transactions and investments, relative strengths of existing assets and prioritize changes as necessary.
   - Review role, quality of performance, costs, etc., of outside service providers and consultants, implementing changes as needed.
   - Conduct a thorough evaluation of other aspects of the Company's business and operations.

Wintergreen's Path Forward for CTO

Wintergreen intends to take a thoughtful, long-term, tax efficient approach to overseeing CTO's investments and operations. Our initial list of tasks will include:

2. **Focus the 1031 portfolio on one or two attractive real estate sectors, and roll less attractive securities into better assets.** The focus will be on quality, and not simply on churning holdings to hit compensation targets. Every transaction will have the objective of making CTO more attractive to investors and potential acquirers. Well-regarded real estate investment companies with an extensive 1031 portfolio tend to have a theme to their investments that makes them desirable to fill a precise role in investors' portfolios, and we believe that CTO would benefit from this approach.

3. **Enhance efforts to maximize the value of CTO's historical undeveloped Volusia County land assets.** Real estate land sales run in cycles and it is important to not just sell off land, but to do so thoughtfully to achieve attractive increased value for CTO shareholders.

Wintergreen's Path Forward for CTO

Wintergreen intends to take a thoughtful, long-term, tax efficient approach to overseeing CTO's investments and operations. Our initial list of tasks will include:

4. **Work with tax experts to maximize tax efficiency for shareholders.**

5. **Endeavor to reduce dilution – Good work by executives and other employees should be rewarded, but we believe this should be done in a manner that does not seek to disproportionately reward management with 37% of the Company's earnings, as the CTO Board proposed last year.** All employees, including management, should be paid well but in a much less dilutive and more shareholder friendly manner than the Board currently proposes. Specifically, we expect compensation plans to include an enhanced ability to claw back awards made to members of management, holding them accountable for reckless actions that cause harm to the Company and its shareholders. In addition, we expect performance metrics that are tied to real results that benefit shareholders, rather than metrics such as the volume of land sales, without regard to their size or the quality of the deal.

Wintergreen's Path Forward for CTO

Wintergreen intends to take a thoughtful, long-term, tax efficient approach to overseeing CTO's investments and operations. Our initial list of tasks will include:

6. **<u>Buy back stock at discounts to estimated Net Asset Value</u>:**

   - For too long the Company has refused to enact a meaningful share buyback program. We believe the reason for this is that it would have increased Wintergreen's ownership percentage of the Company. When the Company is trading at a meaningful discount to NAV, we intend to conduct meaningful share buybacks, with the repurchased shares being retired. Although the Company has recently touted a new buyback program, we question the Company's commitment and ability to execute, given the issues with the last buyback program. In the July 2016 press release that announced the results of Deutsche Bank's evaluation of ways to maximize shareholder value through the sale of CTO or through the liquidation of CTO's assets, the Company indicated that it had intended to complete the $7 million remaining on the buyback program by the end of 2016. The Company failed, falling $2.6 million short, despite continuing to trade at a meaningful discount to NAV, which raises the question whether the Company intended to complete the buyback. Furthermore, in the fourth quarter of 2016, John Albright sold CTO shares in an amount equal to over 46% of CTO's buybacks over the same period.

Wintergreen's Path Forward for CTO

Wintergreen intends to take a thoughtful, long-term, tax efficient approach to overseeing CTO's investments and operations. Our initial list of tasks will include:

7. **Implement an incentive system that encourages value creation for shareholders at a reasonable cost with understandable metrics**:
   - Wintergreen will initiate the replacement of the Compensation Plan with a simplified plan that directly ties pay to stock performance and other readily measurable metrics. When shareholders win, only then should management win.
   - Wintergreen will not endorse an executive compensation plan that issues shares to executives that are greater than what is permitted by the IRS Code Section 162(m). The current Board did just that and, as a result, will be causing the company to pay an unnecessarily high tax bill because of the erroneous awarding of stock in excess of what is anticipated by the tax code.

Wintergreen's Path Forward for CTO

Wintergreen intends to take a thoughtful, long-term, tax efficient approach to overseeing CTO's investments and operations. Our initial list of tasks will include:

8. Perhaps most importantly, **Wintergreen will create a culture at CTO where the Board and management think like owners**. We will create a culture that puts respect for and fair treatment of shareholders ahead of interests of management. The key elements of this approach are: strong disclosure, thoughtful investments, a meaningful share buyback program and work in the best interests of all shareholders. We think like shareholders because we are shareholders.

Wintergreen is asking shareholders for their votes:

- Nomination of four highly qualified director candidates
- Rejecting the Say on Pay proposal
- Rejecting Grant Thornton as Auditors
- Requiring the Company to maintain Say on Pay votes annual, which Wintergreen originally proposed in 2009.

Wintergreen is asking shareholders for their votes:

- Wintergreen is a long-term large shareholder in CTO. The success of this Company is of great importance to us. In addition to the governance improvements we have been able to introduce to CTO through proxy initiatives over the last ten years, and our ongoing attempts to engage with management in meaningful discussion and improving disclosure of corporate activity, we now believe that the only way for CTO to move forward is with significant change in board leadership to direct the Company to focus on your interests, as shareholders seeking value.
- Wintergreen is committed to the success of CTO, and our nominees are not only qualified, they will offer a fresh perspective and new ways of thinking to unlock value in contrast to the mindset presently in the boardroom. We intend to focus the portfolio of investment properties, embark on a meaningful buyback program, and transform this Company into a more transparent, tax efficient, shareholder focused Company.

Wintergreen believes that CTO, with proper management and oversight, has tremendous potential.

Our highly qualified and experienced board nominees will do all they can to unlock it.



Question and Answer